Exhibit 99.1

Brownie’s Marine Group Announces 107.5% Increase in Revenues for Q1-2022 vs. Q1-2021

Pompano Beach, FL - May 31st, 2022 - Brownie’s Marine Group, Inc. (OTCQB: BWMG), a leading developer, manufacturer and distributor of tankless dive equipment and high-pressure air and industrial compressors in the marine industry, today announced results for the first fiscal quarter ending March 31st, 2022.

Chris Constable, CEO of Brownie’s Marine Group, Inc. stated, “We continue to grow across all business segments and are pleased so far with our Q1-2022 results in comparison to where we were a year ago. Our growth continues to be supercharged by our Blu3 division, so much so, that we decided to front load into Q1 the investments necessary to continue that pace of growth throughout the rest of the year.” Mr. Constable continued, “making those aggressive expenditures in expanding brand recognition this quarter swung us towards a small loss, but we think it’s well worth it to facilitate the pace of growth that we are having in that division in particular.”

Fiscal Q1-2022 Highlights vs. Q1-2021

■	Total Net Revenues increased 107.5% to $1.97 million for Q1-2022 vs. $950.7 thousand in Q1-2021;
■	Brownie’s Third Lung revenue increased 24.7% to $581.1 thousand for Q1-2022 vs. $466.0 thousand in Q1-2021;
■	LW Americas revenue increased 84.4% to $276.8 thousand for Q1-2022 vs. $150.1 thousand in Q1-2021;
■	BLU3, Inc. revenue increased 137.5% to $792.1 thousand for Q1-2022 vs. $334.6 thousand in Q1-2021;
■	The Net loss remained flat for Q1-2022 vs.Q1-2021;
■	The Adjusted Net Income (loss) increased to $178.6 thousand for Q1-2022 vs. $97.5 thousand in Q1-2021;

Select Financial Metrics: Three Months Ended March 31st, 2022, Comparisons

(in thousands)	Q1-22	Q1-21	Change
Total Net Revenues	$1,975.0	$950.7	107.7%
Legacy SSA Products – Brownies Third Lung	$581.1	$466.0	24.7%
High Pressure Gas Systems – LW America’s	$276.8	$150.1	84.4%
Ultra-Portable Tankless Dive Systems – Blu3	$794.6	$334.6	137.5%
Ultra-Portable Tankless Dive Systems – Submersible Systems	$322.5	$0.0	NM
Operating Income (loss)	$(433.9)	$(447.2)	-3.0%
Net Income (loss)	$(444.1)	$(441.0)	.7%
Adjusted Net Income (loss)	$(178.6)	$(97.5)	83.2%
NM = not measurable/meaningful

Operational Highlights

■	February 2022 – BWMG announced that it was going to acquire the assets of Gold Coast Scuba, Inc. and launch new subsidiary, Live Blue, Inc. The Company subsequently closed the transaction in May 2022.

Non-Operational Highlights

■	March 2022 – BWMG’s wholly-owned subsidiary, BLU3, Joins the 1% for the Planet Community, which commits it to donating 1% of their annual sales to non-profits focused on improving the state of marine environments around the world.

Non-GAAP Financial Measures

This press release includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). We report adjusted net income (loss) to measure our overall results because we believe it better reflects our net results by excluding the impact of non-cash equity-based compensation. We believe the presentation of adjusted net income (loss) enhances our investors’ overall understanding of the financial performance of our business.

We believe that investors should have access to the same set of tools that we use in analyzing our results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results.

The following is an unaudited reconciliation of adjusted net income (loss) to net income (loss) for the periods presented (Q1-2022 vs. Q1-2021):

	3 Months and YTD Ended March 31,
	2022	2021
Net income (loss) plus:	$(444,092)	$(440,981)
Stock issued for services	$35,500	$125,000
Stock-based compensation incentive bonus shares issued to CEO and employees	-	-
Stock-based compensation – options	$230,034	$218,505.0
Adjusted net income (loss)	$(178,558)	$(97,476.0)

About Brownie’s Marine Group

Brownie’s Marine Group, Inc., owns and operates a portfolio of companies with a concentration in the industrial, and recreational diving industry. The Company, together with its subsidiaries, designs, tests, manufactures, and distributes recreational hookah diving, yacht-based scuba air compressors and nitrox generation systems, and scuba and water safety products in the United States and internationally. The Company has five subsidiaries focused on various sub-sectors of our industry, including Brownie’s Third Lung, Inc. in Surface Supplied Air, BLU3, Inc. in Ultra-Portable Tankless Dive Systems, LW Americas in High Pressure Gas Systems and Submersible Systems, Inc. in Redundant Air Tank Systems, and Live Blue, Inc. The Company’s wholly owned subsidiaries do business under their respective trade names on both a wholesale and retail basis from our headquarters and manufacturing facility in Pompano Beach, Florida, and a manufacturing facility in Huntington Beach, California.

For more information, visit: www.BrowniesMarineGroup.com.

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors. Stockholders and potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this report are reasonable, we cannot assure stockholders and potential investors that these plans, intentions or expectations will be achieved. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances or assumptions underlying such statements, or otherwise. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission (the “SEC”) on April 22,2022, and our other periodic and quarterly filings with the SEC.

Source: Brownie’s Marine Group, Inc.
Contact Information: (954) 462-5570
investors@browniesmarinegroup.com